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                                                                   EXHIBIT B8(A)

                               CUSTODIAN AGREEMENT

         AGREEMENT made as of this 30th day of September, 1980 by and between NEL CASH MANAGEMENT TRUST, a Massachusetts business trust having its principal place of business at 501 Boylston Street, Boston, Massachusetts (herinafter called the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation, having its principal place of business at 225 Franklin Street, Boston, Massachusetts (heinafter called "State Street").

                                 WITNESSTH THAT:
         In consideration of the mutual agreements herein contained, the Fund and State Street, intending to be legally bound, hereby agree as follows:

         I.       DEPOSITORY

         The Fund agrees to and does hereby appoint State Street its depository subject to the provisions hereof, and likewise agrees to deliver to State Street certified or authenticated copies of its Agreement and Declaration of Trust and By-Laws, all amendments thereto, a certified copy of the resolution of the Trustees appointing State Street to act in the capacities covered by this Agreement and authorizing the signing of this Agreement and copies of such resolutions of its Trustees, contracts and other documents as may be required by State Street in the performance of its duties hereunder.

         II. CUSTODIAN

         1. The Fund agrees to and does hereby appoint State Street its Custodian, subject to the provisions hereof, and likewise, subject to the provisions hereof, agrees that State Street shall retain all securities and cash now owned or hereafter acquired by the Fund, and the Fund also agrees to deliver and pay or cause to be delivered and paid to State Street, as Custodian, all securities and cash hereafter acquired by the Fund.

         2. All securities delivered to State Street (other than in bearer form) shall be properly endorsed and in form for transfer or in the name of State Street or of a nominee of State Street or in the name of the Fund or of a nominee of the Fund.

         3. As Custodian, State Street shall have and perform the following powers and duties:

         A. Safekeeping. To keep safely in a separate account the securities of the Fund and on behalf of the Fund, from time to time, to receive delivery of certificates for safekeeping and to keep such certificates physically segregated at all times from those of any other person. State Street shall maintain records of all receipts, deliveries and locations of such securities, together with a current inventory thereof and shall conduct periodic physical inspections of certificates representing bonds and other securities held by it under this Agreement in such manner as State Street shall determine from time to time to be advisable in order to verify the accuracy of such inventory. With respect to securities held by any agent appointed pursuant to Paragraph 6-C of Section II hereof, and with respect to securities held by an Sub-Custodian appointed pursuant to paragraph 6-D of Section II hereof, State Street may rely upon certificates from such agent as to holdings of such agent and from such Sub-Custodian as the holdings of such Sub-Custodian, it being understood that such reliance in no way relieves State Street of its responsibilities under this Agreement. State Street will promptly report to the Fund the results of such inspections, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies.

         B. Deposit of Fund Assets in Securities Systems. State Street may, upon approval of the Fund, deposit and/or maintain securities owned by the Fund in a clearing agency registered with the Securities and Exchange Commission under
Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies, collectively referred to hereinas "Securities System" in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any and subject to the following provisions:

         1.) State Street may keep securities of the Fund in a Securities System provided that such securities are represented in an account ("Account") of State Street in the Securities System which shall not include any assets of State Street other than assets held as a fiduciary, custodian or otherwise for customers;

         2.) The records of State Street with respect to securities of the Fund which are maintained in a Securities System shall identify by book-entry those securities belonging to the Fund;

         3.) State Street shall pay for securities purchased for the account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of State Street to reflect such payment and transfer for the account of the Fund. State Street shall transfer securities sold for the account of the Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of State Street to reflect such transfer and payment for the account of the Fund. Copies of all advices from the Securities System of transfers of securities for the account of the Fund shall identify the Fund, be maintained for the Fund by State Street and be provided to the Fund at its request. State Street shall furnish the Fund confirmation of each transfer to from the account of the Fund in the form of a written advice or notice and shall furnish to the Fund copies of the daily transactions sheets reflecting each day's transactions in the Securities System for the account of the Fund on the next business day;

         4) State Street shall provide the Fund with any report obtained by State Street on the Securities System's accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System;

         5) Anything to the contrary in this Agreement notwithstanding, State Street shall be liable to the Fund for any loss or damage to the Fund resulting from use of the Securities System by reason of any negligence, misfeasance or misconduct of State Street or any of its agents or any of its or their employees or from failure of State Street or any such agent to enforce effectively such rights as it may have against the Securities System; at the election of the Fund, it shall be entitled to be subrogated to the rights of State Street with respect to any claim against the Securities System or any other person which State Street may have as a consequence of any such loss or damage if and to the extent that the Fund has not been made whole for any such loss or damage.

         C. Registered Name, Nominee. To register securities of the Fund held by State Street in the name of the Fund or of any nominee of the Fund or in the name of State Street or of any nominee of State Street or in the name of any agent or any nominee of such agent pursuant to Paragraph 6-C of Section II hereof or in the name of any Sub-Custodian or any nominee of any such Sub-Custodian or any nominee of any such Sub-Custodian appointed pursuant to Paragraph 6-D Section II hereof.

         D. Purchases. Upon receipt of proper instructions, and insofar as cash is available for the purpose, to pay for and receive all securities purchased for the account of the Fund, payment being made only upon receipt of the securities by State Street (or by any bank, banking firm, responsible commercial agent or trust company doing business in the United States and/or any foreign country and appointed by State Street pursuant to Paragraph 6-C of Section II hereof as State Street's agent for this purpose or appointed as Sub-Custodian pursuant to Paragraph 6-D of Section II hereof), registered as provided in Paragraph 3-C of Section II hereof or in form for transfer satisfactory to State Street, or in the case of repurchase agreements entered into between the Fund and State Street, or another bank, (i) against delivery of the securities either in certificate form or through an entry crediting State Street's account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by State Street along with written evidence of the agreement by State Street to repurchase such securities from the Fund. All securities accepted by State Street shall be accompanied by payment of, or a "due bill" for, any dividends, interest or other distributions of the issuer, due the purchaser. Except as otherwise provided with respect to repurchase agreements in this Paragraph 3-D of Section II hereof, in any and every case of a purchase of securities for the account of the Fund where payment is made by state Street in advance of receipt of the securities purchased, State Street shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by State Street.

         E. Exchanges. Upon receipt of proper instructions, to exchange securities or interim receipts or temporary securities held by it or by any agent appointed by it pursuant to Paragraph 6-C of Section II hereof or any Sub-Custodian appointed pursuant to Paragraph 6-D of Section II hereof for the account of the Fund for other securities alone or for other securities and cash, and to expend cash insofar as cash is available, in connection with any merger, consolidation, reorganization, recapitalization, split-up of shares, charges of par value, conversion or in connection with the exercise of warrants, subscription or purchase rights or otherwise; to deposit any such securities and case in accordance with the terms of any reorganization or protective plan or otherwise, and to deliver securities to the designated depository or their receiving agent in response to tender offers or similar offers to purchase received in writing. Except as instructed by proper instructions received in timely enough fashion for State Street to act thereon prior to any expiration date (which shall be presumed to be three business days prior to such date unless State Street has advised the Fund of a different period) and giving full details of the time and method of submitting securities in response to any tender or similar offer, exercising any subscription or purchase right or making any exchange pursuant to this Paragraph and subject to State Street having fulfilled its obligations under Paragraph 6-G of Section II hereof pertaining to notices or announcements, State Street shall be under no obligation regarding any tender or similar offer, subscription or purchase or exchange except to exercise its best efforts. When such securities are in the possession of an agent appointed by State Street pursuant to Paragraph 6-C of Section II hereof, the proper instructions referred to in the preceding sentence must be received by State Street in timely enough fashion (which shall be presumed to be four business days unless State Street has advised the Fund of a different period) for State Street to notify the agent in sufficient time to permit such agent to act prior to any expiration date. When the securities are in the possession of a Sub-Custodian appointed pursuant to Paragraph 6-D of Section II hereof, the proper instructions must be received by the Sub-Custodian in timely enough fashion as advised to the Fund by State Street or the Sub-Custodian to permit the Sub-Custodian to act prior to any expiration date.

         F. Sales. Upon receipt of proper instructions and upon receipt of payment therefor to make delivery of securities which have been sold for the account of the Fund. All such payments are to be made in cash, by a certified check upon or a treasurer's or cashier's check of a bank, by effective bank wire transfer through Federal Reserve Wire System or, if appropriate, outside of the Federal Reserve Wire System and subsequent credit to the Fund's Custodian account, or, in the case of delivery through a stock clearing company, by book-entry credit by the stock clearing company in accordance with the then current street custom.

         G. Purchases by issuer. Upon receipt of proper instructions to release and deliver securities owned by the Fund to the Issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to State Street.

         H. Changes of Name and Denomination. Upon receipt of proper instructions to release and deliver securities owned by the Fund to the Issuer thereof or its agent for transfer into the name of the Fund or State Street or nominee of either, or for exchange for a different number of bonds, certificates, or other evidence representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to State Street.

         I. Street Delivery. Upon receipt of proper instructions, which in the case of registered securities may be standing instructions, to release and deliver securities owned by the Fund to the broker selling the same for examination in accordance with the then current "street delivery" custom.

         J. Release of Securities for Use as Collateral. Upon receipt of proper instructions, to release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to State Street of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose. Upon receipt of proper instructions, to pay such loan upon redelivery to it of the securities pledged or hypothecated therefor an upon surrender of the note or notes evidencing the loan.

         K. Release or Delivery of Securities for Other Purposes. Upon receipt of proper instructions, to release or deliver any securities held by it for the account of the Fund for any other purpose (in addition to those specified in Paragraphs 3-E,3-F, 3-G,3-H, 3-I, and 3-J of Section II hereof) which the Fund declares is a proper corporate purpose pursuant to the proper instructions described in Paragraph 5-A of Section II hereof.

         L. Miscellaneous. In general, to attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealing with such securities or property of the Fund except as otherwise from time to time directed by proper instructions. State Street shall render to the Fund an itemized statement of the securities for which it is accountable to the Fund under this Agreement as of the end of each month, as well as a list of all security transactions that remain unsettled at such time.

         4. As Custodian, State Street shall have and perform the following additional powers and duties:

         A. Bank Account. To retain all cash, other than cash maintained by the Fund in a bank account established and used in accordance with Rule 17f-3 under the Investment Company Act of 1940, of the Fund in the banking department of State Street in a separate account or accounts in the name of the Fund, subject only to draft or order by State Street acting pursuant to the terms of this agreement. If and when authorized by proper instructions in accordance with a vote of the majority of the Trustees of the Fund, State Street may open and maintain an additional account or accounts in such other bank or trust companies as may be designated by such instructions, such account or accounts, however, to be in the name of State Street in its capacity as Custodian and subject only to its draft or order in accordance with the Terms of this Agreement. If requested by the Fund, State Street shall furnish the Fund, not later than twenty (20) calendar days after the last business day of each month, a statement reflecting the current status of its internal reconciliation of the closing balance as of that day in all accounts described in this Paragraph to the balance shown on the daily cash report for that day rendered to the Fund.

         B. Collections. Unless otherwise instructed by receipt of proper instructions, to collect, receive and deposit in the bank account or accounts maintained pursuant to Paragraph 4-A of Section II hereof all income and other payments with respect to the securities held hereunder, and to execute ownership and other certificates and affidavits for all Federal and State tax purposes in connection with the collection of bond and note coupons, and to do all other things necessary or proper in connection with the collection of such income, and without waiving the generality of the foregoing, to:

             (1) present for payment on the date of payment all coupons and other income items requiring presentation;

             (2) present for payment all securities which may mature or be called, redeemed, retired or otherwise become payable on the date such securities become payable;

             (3) endorse and deposit for collection, in the name of the Fund, checks, drafts or other negotiable instruments on the same day as received.

In any case in which State Street does not receive any such due and unpaid income within a reasonable time after it has made proper demands for the same (which shall be presumed to consist of at least three demand letters and at least one telephonic demand), it shall so notify the fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await proper instructions; State Street shall not be obligated to take legal action for collection unless and until reasonably indemnified to its satisfaction. It shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.

         C. Sale of Shares of the Fund. To make such arrangements with the Transfer Agent of the Fund, which may be State Street, as will enable State Street to make certain it receives the cash consideration due to the Fund for shares of the Fund as may be issued or sold from time to time by the Fund, all in accordance with the Trust's Agreement and Declaration of Trust. In connection with such issuance of shares of the Fund, State Street shall make arrangements with the Transfer Agent as shall insure the timely notification to the Transfer Agent and to the Fund of receipt of Federal funds by State Street by means of the Federal Reserve Wire System or of the receipt of funds by other bank wire transfers in payment for the issuance of such shares.

         At 9:00 a.m. on the second business day after the deposit of a check into the Fund's account, State Street agrees to make Federal funds available to the Fund in the amount of the check.

         D. Dividends and Distributions. Upon receipt of proper instructions, which may be continuing instructions when deemed ppropriate by the parties, to release or otherwise apply cash insofar as available, for the payment of dividends or other distributions to stockholders of the Fund.

         E. Redemption of Shares of the Fund. From such funds as may be available for the purpose but subject to the limitations of Agreement and Declaration of Trust, and applicable resolutions of the Trustees of the Fund pursuant thereto, to make funds available for payment to shareholders who have delivered to the Transfer Agent a request for redemption of their shares by the Fund pursuant to said Agreement and Declaration of Trust.

         In connection with the redemption of shares of the Fund pursuant to the Agreement and Declaration of Trust, State Street is authorized and directed upon receipt of instructions from the Transfer Agent for the Fund to make funds available for transfer through the Federal Reserve Wire System or by other bank wire to a commercial bank account designated by the redeeming shareholder.

         F. Disbursements. Upon receipt of proper instructions, to make or cause to be made, insofar as cash is available for the purpose, disbursements for the payment on behalf of the Fund of interest, taxes, management or supervisory fees and operating expenses, including registration and qualification costs and other expenses of issuing and selling shares or changing its capital structure, whether or not such expenses shall be in whole or in part capitalized or treated as deferred expenses.

         G. Other Proper Corporate Purposes. Upon receipt of proper instructions, to make or cause to be made, insofar as cash is available, disbursements for any other purpose (in addition to the purposes specified in paragraphs 3-D, 3-E, 4-D, 4-E and 4-F of this Agreement) which the Fund declares is a proper corporate purpose pursuant to the proper instructions described in paragraph 5-A below.

         H. Records. To create, maintain and retain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations under this Agreement in such manner as will meet the obligations of the Fund under the Investment Company Act of 1940, particularly Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, applicable Federal and State tax laws and any other law or administrative rules or procedures which may be applicable to the Fund. All records maintained by State Street in connection with the performance of its duties under this Agreement will remain the property of the Fund and in the event of termination of this Agreement will be delivered in accordance with the terms of Paragraph 8 below.

         I. Accounts. To keep books of account and render statements, including interim monthly and complete quarterly financial statements, or copies thereof from time to time as requested by the Treasurer or any Executive Officer of the Fund.

         J. Appraisals. Unless otherwise directed by receipt of proper instructions, to compute and determine, as of the close of business of the New York Stock Exchange, the "net asset value" of a share in the Fund, such computation and determination to be made pursuant to the provisions of the Agreement and the Declaration of Trust of the Fund, by a vice president, assistant vice president or assistant secretary of the Custodian; and promptly to notify the Fund of the result of such computation and determination. In computing the "net asset value" State Street shall rely upon security quotations received by telephone or otherwise from sources designated by the Fund by proper instruction and may further rely upon information furnished to it by any officer of the Fund thereunto duly authorized relative (a) to liabilities of the Fund not appearing on its books of account, (b) to the existence, status and proper treatment of any reserve or reserves and (c) to the fair value of any security of any other property for which market quotations are not readily available.

         K. Determination of Net Income. Upon receipt of proper instructions, which may be continuing instructions of when deemed appropriate by the parties, State Street shall calculate daily the "net income" of the Fund in a manner consistent with the Agreement and Declaration of Trust and in accordance with the then current prospectus of the Fund, and shall advise the fund and the Transfer Agent daily of the total amount of such "net income".

         L. Miscellaneous. To assist generally in the preparation of routine reports to holders of shares of the Fund, to the Securities and Exchange Commission, including forms N-1R and N-1Q, to State "Blue Sky" authorities and to others in the auditing of accounts and in other matters of like nature.

         5. A. Proper Instructions. State Street shall be deemed to have received proper instructions upon receipt of written instructions signed by a majority of the Trustees of the Fund or by one or more person or persons as the Trustees shall have from time to time authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes. A certified copy of a resolution or action of the Trustees may be received and accepted by State Street as conclusive evidence of the authority of any such person or persons to act and may be considered as in full force and effect until receipt of written notice to the contrary. Such instructions may be general or specific in terms.

         B. Investments, Limitations. In performing its duties generally, and more particularly in connection with the purchase, sale and exchange of securities made by or for the Fund, State Street may take cognizance of the provisions of the Agreement and Declaration of Trust of the Fund as from time to time amended; however, except as otherwise expressly provided herein, it may assume unless and until notified in writing to the contrary that instructions purporting to be proper instructions received by it are not in conflict with or in any way contrary to any provision of the Agreement and Declaration of Trust and By-Laws of the Fund as amended, or resolutions or proceedings of the Trustees of the Fund.

         6.  State Street and the Fund further agree as follows:

         A. Indemnification. State Street, as Depository and Custodian, shall be entitled to receive and act upon advice of counsel (who may be counsel for the Fund) and shall be without liability for any action reasonable taken or thing reasonable done pursuant to such advice, provided that such action is not in violation of applicable Federal or State laws or regulations, and shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in good faith and without negligence. In order that the indemnification provision contained in this Paragraph 6-A of Section II shall apply, however, it is understood that if any case the Fund may be asked to indemnify or save State Street harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that State Street will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend State Street against any claim which may be the subject of this indemnification, and in the event that the Fund so elects it will so notify State Street, and thereupon the Fund shall take over complete defense of the claim, and State Street shall in such situations initiate no further legal or other expenses for which it shall seek indemnification under this Paragraph 6-A of Section II. II. State Street shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify except with the Funds prior written consent.

         B. Expense Reimbursement. State Street shall be entitled to receive from the Fund on demand reimbursement for its cash disbursements, expenses and charges in connection with its duties as Depository and Custodian as aforesaid, but excluding salaries and usual overhead expenses.

         C. Appointment of Agents. State Street, as Custodian, may at any time or times appoint (and may at any time remove) any other bank, trust company or responsible commercial agent as its agent to carry out such of the provisions of this Agreement as State Street may from time to time direct, provided, however, that the appointment of any of its responsibilities under this Agreement.

         D. Appointments of Sub-Custodian. State Street, as the Custodian, may form time to time employ one or more Sub-Custodians meeting the terms and conditions set forth in Section 9.4(a) of the Fund's By-Laws, subject to prior approval by the Fund, and provided that State Street shall have no more responsibility or liability to the Fund on account of any actions or omissions of any Sub-Custodian so employed, than any such Sub-Custodian has to State Street.

         E. Reliance on Documents. So long as and to the extent that it is in the exercise of reasonable care, State Street as Depository and Custodian, shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement, and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonable believed by it to be genuine and to have been properly executed in accordance with Paragraph 5-A of Section II hereof and shall, except as otherwise specifically provided in this Agreement, be entitled to receive as conclusive proof any fact or matter required to be ascertained by it hereunder a certificate signed by any Trustee or Secretary of the Fund or any other person authorized by the Trustees.

         F. Access to Records. Subject to security requirements of State Street applicable to its own employees having access to similar records within State Street and such regulations as to the conduct of such monitors as may be reasonable imposed by State Street after prior consultation with an officer of the Fund, the books and records of State Street pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by the Trustees of, attorneys for, and auditors employed by, the Fund.

         G. Forwarding of Notices. State Street shall promptly forward to the Fund all tender offers, exchange offers, notices and announcements received by it relating to any securities held by it as Custodian for the Fund.

         H. Record Keeping. State Street shall maintain such records as will enable the Fund to comply with the requirements of all Federal and State Laws and regulations applicable to the Fund with respect to the matters covered by this Agreement, including but not limited to the requirements of Item 28 of Form N-1R.

         7. The Fund shall pay to State Street as Depository and Custodian, the compensation set forth on Exhibit A hereto until a different compensation schedule shall be agreed upon in writing between the parties.

         8.  State Street and the Fund further agrees as follows:

         A. Effective Period, Termination and Amendment, and Interpretive and Additional Provisions. This Agreement shall become effective as of the date of its execution, shall continue in full force and effect until terminated as herinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; provided, however, that the Fund shall not amend or terminate this Agreement in contravention of any applicable Federal or State laws or regulations, or any provision of the Agreement and Declaration of Trust or By-Laws as the same may at any time by action of its Trustees substitute another bank or trust company for State Street by giving notice as above to State Street.

         In connection with the operation of this Agreement, State Street and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion to be consistent with the general tenor of this Agreement, any such interpretive or additional provisions to be signed by both parties and annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable Federal or State laws or regulations, or any provision of the Agreement and Declaration of Trust or By-Laws as the same may from time to time be amended. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

         B. Successor Custodian. Upon termination hereof the Fund shall pay to State Street such compensation as may be due as of the date of such termination and shall likewise reimburse State Street for its costs, expenses and disbursements incurred prior to such termination in accordance with Section 6-B of Section II hereof and such reasonable costs, expenses and disbursements as may be incurred by State Street in connection with such termination.

         If a successor custodian is appointed by the Trustees in accordance with the By-Laws, State Street shall, upon termination, deliver to such successor custodian at the office of State Street, duly endorsed and in form for transfer, all securities then held hereunder and all funds or other properties of the Fund deposited with or held by it hereunder.

         If no such successor custodian is appointed, State Street shall, in like manner at its office, upon receipt of a certifies copy of resolution of the shareholders pursuant to the By-Laws, deliver such securities, funds and other properties in accordance with such resolution.

         In the event that no written order designating a successor custodian or certified copy of a resolution of the shareholders shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company doing business in Boston, Massachusetts, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report of not less than $25,000,000, all securities, funds and other properties held by State Street and all instruments held by it relative thereto and all other property held by it under this Agreement. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.

         In the event that securities, funds and other properties remain in the possession of State Street after the date of termination hereof owing to failure of the Fund to procure the certified copy above referred to , or of the Trustees to appoint a successor custodian, State Street shall be entitled to fair compensation for its services during such period and the provisions of this Agreement relating to the duties and obligations of State Street shall remain in full force and effect.

         9. The Fund shall not circulate any printed matter which contains any reference to State Street without the prior written approval of State Street, except solely such printed matter as merely identifies State Street as Depository and/or Custodian. The Fund will submit printed matter requiring approval to State Street in draft form, allowing sufficient time for review by State Street and its counsel prior to any deadline for printing.

         10. This instrument is executed and delivered in the Commonwealth of Massachusetts and shall be subject to and be construed according to laws of said Commonwealth.

         11. Notices and other writings delivered or mailed postage prepaid to the Fund at 501 Boylston Street, Boston, Massachusetts, or to State Street at 225 Franklin Street, Boston, Massachusetts, 02110 or to such other address as the Fund or State Street may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

         12. This Agreement shall be binding on and shall inure to the benefit of the Fund and State Street and their respective successors.

         13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST:                                   NEL CASH MANAGEMENT TRUST
/s/HENRY L.P. SCHMELZER                   /s/ DONALD C. DAY
Secretary                                 Vice President

ATTEST:                                   STATE STREET BANK AND TRUST COMPANY
/s/ ILLEGIBLE                             /s/ ILLEGIBLE
Assistant Secretary                       Vice President

         A copy of the Agreement and Declaration of Trust establishing NEL CASH MANAGEMENT TRUST is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

                                                                      EXHIBIT A

                       STATE STREET BANK AND TRUST COMPANY
                             Custodian Fee Schedule
                            NEL CASH MANAGEMENT TRUST

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I.       Administration

         Full Accounting Service- Custody of assets, maintain investment ledgers, determine and collect income; maintain general ledgers; maintain capital stock balance; prepare daily trial balance; compute net asset value daily; make cash disbursements as required.

                                                             Annual Fee

Fund Net Assets                                            Custody & Full
                                                         Accounting Service
First 20 million                                             1/20 of 1%
Next 80 million                                              1/40 of 1%
Excess                                                      1/100 of 1%

Minimum monthly charge:

First Year                                                      $500
Second Year                                                    1,000
Thereafter                                                     1,500

An annual fee, billed and payable monthly: based on average net assets, computed the same as the fund management fee.

II. Portfolio Trades

For each portfolio trade......................................$12.00
State Street Bank repurchase agreements.......................$6.00 each way

III. Interest Accrual and Appraisal Charge
For each issue- monthly charge................................$5.00
IV.  Special Services

Fees for activities of an non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V.  Out-of Pocket Expenses

A billing for the recovery of the following expenses will be made as of the end of each month.

         Wire charges ($2.50 per wire in and out)
         Postage and Insurance
         Telephone
         Armored carrier costs
         Legal Fees
         Supplies related to fund records

NEL CASH MANAGEMENT TRUST
/s/ DONALD C. DAY
Date: September 30,  1980


STATE STREET BANK AND TRUST COMPANY
/s/ ILLEGIBLE
Date: September 29, 1980